Exhibit 99.1

Griffon Corporation Withdraws Offering of Senior Notes and Terminates Tender Offer

NEW YORK, NEW YORK – May 10, 2019 – Griffon Corporation (NYSE: GFF) (“Griffon”) announced today that it withdrew its previously announced offering of up to $500 million of senior notes due 2027 (the “Notes”). The proceeds of that offering were to be used to refinance a portion of Griffon’s current outstanding 5.25% Senior Notes due 2022 (the “2022 Notes”). “This offering was opportunistic and a potentially attractive early refinancing of a portion of our existing senior notes. We decided not to move forward at this time with the pricing offered,” said Ronald J. Kramer, Griffon’s Chief Executive Officer. Because the tender offer for existing 2022 Notes was conditioned on the proposed offering of the Notes, the tender offer has also been withdrawn.

This notice does not constitute an offer to sell the Notes, nor will any such offer be made, or a solicitation for an offer to purchase the Notes or any other securities, in each case in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the Notes will be made only by means of a private offering memorandum. This notice does not constitute an offer to purchase or redeem any of the 2022 Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, whether Griffon will consummate the offering of the Notes, the anticipated use of proceeds, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Michael Callahan
Chief Financial Officer	Managing Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8311